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                                                                     Exhibit 2.1

                           ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement is entered into this 9th day of February, 2001, by and between Medinex Systems, Inc., a Delaware corporation ("Medinex") and four of its subsidiaries (each a "Subsidiary" and collectively the "Subsidiaries"), namely Net.Capitol, Inc., Raintree Communications Corporation, Public Disclosure, Inc. and U.S. Congress Handbook, Inc., (Medinex and the Subsidiaries are collectively referred to as the "Seller") and Votenet Solutions, Inc., a Delaware corporation ("Purchaser").

                               R E C I T A L S :

          A. Medinex develops and operates a division of its business, generally referred to as Votenet, which is comprised of the four Subsidiaries, all of which are located in Washington, D.C. Votenet provides content, products and services for candidates for political office, voters, political organizations, political action committees, trade associations, media organizations and lobbyists (the "Business").

          B. Purchaser desires to acquire specific assets of the Seller, as hereinafter identified, and Seller desires to sell such assets to Purchaser, in accordance with the terms and conditions of this Agreement.

          NOW THEREFORE, IT IS AGREED AS FOLLOWS:

                              A G R E E M E N T :

     SECTION 1 - DESCRIPTION OF TRANSACTION

               1.1 Assets Purchased. Seller shall sell to Purchaser and Purchaser shall purchase from Seller, on the terms and conditions set forth in this Agreement, the assets set forth on Exhibit A, which represent all the material assets used in the Business (except for the excluded assets listed on Schedule 1.1) (the "Assets"). Medinex is also providing to Rich Acquisitions, LLC, a Michigan limited liability company, and a shareholder of Purchaser, certain stock purchase rights as more particularly described in Exhibit A-1 attached hereto.

               1.2 Liabilities Assumed. Seller shall remain liable for all liabilities and expenses of the Business incurred prior to December 31, 2000, except for those liabilities and ongoing expenses expressly assumed by Purchaser hereunder. Purchaser shall assume no liabilities except the payment of all expenses of the Business incurred after December 31, 2000, and the performance of all of Seller's future and on going obligations under the contracts listed on Exhibit B (the "Assumed Liabilities"). Purchaser agrees to indemnify and hold Seller harmless, in accordance with Section 8.2, from and against any and all claims arising out of or related to the Assumed Liabilities.

               1.3 Purchase Price for Assets. The purchase price for the Assets shall be One Million One Hundred Fifty Thousand ($1,150,000) dollars (the "Purchase Price").

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               1.4  Payment of Purchase Price. The Purchase Price shall be wired transfer to Seller at the time of Closing, less the reserve held in escrow pursuant to Section 1.8 below.

               1.5 Tax Allocation. Purchaser and Seller shall negotiate in good faith prior to the Closing Date and determine the allocation of the consideration paid by Purchaser for the Assets. Each party hereto agrees (i) that any such allocation shall be consistent with Section 1.3 above and the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended and the regulations thereunder, (ii) to complete jointly and to file separately Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing Date occurs and (iii) that no party will take a position on any income, transfer or gains tax return, before any governmental authority charged with the collection of any such tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of other party.

               1.6 Closing. This Agreement shall be closed at the offices of Seller in Post Falls, Idaho on or before February 9, 2001, or at such other place and time as the parties may agree in writing (the "Closing" or the "Closing Date"). If Closing has not occurred on or prior to February 16, 2001, then any party may elect to terminate this Agreement. If, however, the Closing has not occurred because of a breach of contract by one or more parties, the breaching party or parties shall remain liable for breach of contract.


               1.7 Adjustments. Expenses, including but not limited to utilities, taxes and rents shall be prorated between Seller and Purchaser as of the close of business on December 31, 2000.

               1.8 Public Disclosure, Inc. Escrow. Schedule 1.8 contains a list of the assets of the Business associated with operation of Public Disclosure, Inc., otherwise known as FECInfo (the "Public Disclosure Assets"). The Public Disclosure Assets shall be held back from the transfer of the Assets hereunder pending the expiration or sooner termination of the 15-day right of first refusal period to which the Selling Shareholders of Public Disclosure, Inc. (the "Selling Shareholders") are entitled pursuant to Section 5.8(b) of the Agreement and Plan of Merger entered into on October 22, 1999, by and between Seller, Public Disclosure, Inc. and the Selling Shareholders (the "Public Disclosure Merger Agreement"). At Closing, the sum of Two Hundred Thirty Thousand Dollars ($230,000.00) (the "Escrow Reserve") and an executed bill of sale of the Public Disclosure Assets shall be placed in an interest-bearing escrow account and held in accordance with the terms and conditions of the Escrow Agreement, in the form attached hereto as Exhibit A-2, to be executed by the parties and the escrow holder at Closing.

     SECTION 2 - REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as set forth in Schedule 2 (Seller's Schedule of Exceptions), Seller represents, warrants and agrees, knowing and intending that Purchaser shall rely thereon in entering into this Agreement, that the following representations and warranties are true and correct on the date hereof:

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               2.1  Organization, Good Standing and Qualification. Medinex and
each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state listed on Schedule 2.1. Medinex and each Subsidiary has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to carry out the provisions of this Agreement and to carry on its business as presently conducted and as presently proposed to be conducted. Medinex and each Subsidiary is duly qualified and authorized to do business and is in good standing as a foreign corporation in all jurisdictions listed on Schedule 2.1. Such jurisdictions comprise all those in which the nature of its activities and of its properties (both owned and leased) make such qualifications necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Medinex or any Subsidiary or any of their respective businesses. Medinex and each Subsidiary has made available to Purchaser true, correct and complete copies of their respective articles of incorporation and bylaws, each as amended to date.


               2.2 Authorization; Binding Obligations. Seller has all requisite right, power and authority to enter into and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

               2.3 Title to Properties and Assets; Liens, Etc. Exhibit A is a complete and accurate list of all material Assets (whether leased or owned) of the Business, including intellectual property. The Assets are sufficient to operate the Business as presently conducted, it being understood that no cash is being acquired and that cash is necessary to operate the Business. However, the Assets do not necessarily represent all of the assets historically used by Seller in the operation of the Business, it being understood that Purchaser will conduct its own inventory and evaluation of the Assets prior to Closing to satisfy itself as to the adequacy and condition of the Assets. Except as set forth on Schedule 2.3, Seller has good and marketable title to all of its properties and Assets listed on Exhibit A, free and clear of any material mortgage, pledge, lien, lease, encumbrance or charge, other than those resulting from taxes which have not yet become due and payable. All facilities, machinery, equipment, fixtures, vehicles and other properties listed on Exhibit A are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Seller makes no representation or warranty as to the collectibility of the accounts receivable listed on Exhibit A.

               2.4 Patents and Trademarks. Seller owns or possesses sufficient legal rights to all trademarks, service marks, trade names, copyrights, trade secrets, licenses, patents, information and other proprietary rights and processes listed on Exhibit A to operate the Business, without any infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing. Seller has not received any communications alleging that, in regards to the foregoing, it has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

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               2.5  Litigation. Except as set forth on Schedule 2.5, there is no action, suit, proceeding or investigation pending, or to Seller's knowledge threatened, against Seller that questions the validity of this Agreement or the right of Seller to enter into any such agreement, or to consummate the transactions contemplated hereby or thereby, or the Seller's rights with regard to the Assets.

               2.6 Taxes. Each tax, copyright fee, or other charges or fees required to have been paid, or claimed by any governmental body to be payable, by Seller with respect to the Assets listed on Exhibit A (whether pursuant to any tax return or otherwise) has been duly paid in full and on a timely basis, and all such taxes, fees and charges which are due for the period prior to the Closing Date have been paid in full.

               2.7 Compliance with other Instruments. Neither the execution nor delivery of this Agreement, nor the consummation or performance of any of the transactions contemplated thereby, will directly or indirectly, (with or without notice or lapse of time):

                    (i) result in a violation of (A) any of the provisions of Seller's certificate of incorporation or bylaws, or (B) any resolution adopted by Seller's stockholders or Seller's board of directors;

                    (ii) result in a violation of, or give any governmental body or other person the right to exercise any remedy or obtain any relief under, any legal requirement or any order to which Seller, or any of the Assets owned or used by Seller, is subject;

                    (iii) result in a breach of, or result in a default under, any provision of any contract to which Seller is a party; or

                    (iv) give any person the right to (A) declare a default or exercise any remedy under any contract to which Seller is a party, (B) accelerate the maturity or performance of any contract to which Seller is a party or (C) cancel, terminate or modify any contract to which Seller is a party.

               2.8 Approvals. This Agreement and the consummation of the transactions contemplated by this Agreement have been approved by all necessary corporate action on the part of Seller (including without limitation, final approval from Seller's board of directors).

               2.9 Full Disclosure. Seller has made available to Purchaser an accurate and complete copy of its Registration Statement on Form SB-2 No. 333-74569 filed with the Securities and Exchange Commission (the "SEC") on June 22, 1999 (the "Registration Statement"), its 10KSB for the period ending December 31, 1999 (the "10K"), and its 10QSB's for the period ending March 31, 2000, June 30, 2000 and September 30, 2000 (the "10QSB's"). The Registration Statement, the 10K, and the 10QSB's (i) comply in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and (ii) do not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Further, no representation or warranty made by Seller in this Agreement, nor any statement or certificate furnished or to be furnished by the Seller to the Purchaser pursuant hereto, or in connection with

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the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.

          2.10 Contingent Liabilities. There are no material undisclosed or contingent liabilities with respect to the Business or the Assets.

          2.11 Employment. On the Closing Date, Seller shall have paid all wages and salaries (excluding accrued vacation pay and sick pay) of all employees of the Seller due for the period prior to January 1, 2001.

          2.12 Insurance. Schedule 2.12 is a true and complete list of all insurance policies maintained by the Seller and related to the Business.

     SECTION 3 - REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Except as set forth in Schedule 3 (Purchaser's Schedule of Exceptions), Purchaser represents, warrants and agrees, knowing and intending that Seller shall rely thereon in entering into this Agreement, that the following representations and warranties are true and correct on the date hereof:

          3.1 Organization, Good Standing and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws
of the state of Delaware.   Purchaser has all requisite corporate power and
authority to own and operate its properties and assets, to execute and deliver this Agreement, to carry out the provisions of this Agreement and to carry on its business as presently conducted and as presently proposed to be conducted. Purchaser is duly qualified and authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) make such qualifications necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Purchaser or its respective businesses. Purchaser has made available to Seller true, correct and complete copies of Purchaser's articles of incorporation and bylaws, each as amended to date.

          3.2 Authorization; Binding Obligations. Purchaser has all requisite right, power and authority to enter into and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          3.3 Litigation. There is no action, suit, proceeding or investigation pending, or to the knowledge of Purchaser, currently threatened against Purchaser that questions the validity of this Agreement or the right of Purchaser to enter into any such agreement, or to consummate the transactions contemplated hereby or thereby.

          3.4 Compliance with other Instruments. Neither the execution nor delivery of this Agreement, nor the consummation or performance of any of the transactions

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contemplated thereby, will materially, directly or indirectly, (with or without notice or lapse of time):

               (i) result in a violation of (A) any of the provisions of Purchaser's certificate of incorporation or bylaws, or (B) any resolution adopted by Purchaser's stockholders or Purchaser's board of directors;

               (ii) result in a violation of, or give any governmental body or other person the right to exercise any remedy or obtain any relief under, any legal requirement or any order to which Purchaser, or any of the assets owned or used by Purchaser, is subject;

               (iii) result in a breach of, or result in a default under, any provision of any contract to which Purchaser is a party; or

               (iv) give any Person the right to (A) declare a default or exercise any remedy under any contract to which Purchaser is a party, (B) accelerate the maturity or performance of any contract to which Purchaser is a party or (C) cancel, terminate or modify any contract to which Purchaser is a party.

          3.5 Approvals. This Agreement and the consummation of the transactions contemplated by this Agreement have been approved by all necessary corporate action on the part of Purchaser.

          3.6 No Untrue Statement. None of the foregoing representations or warranties contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Further, no representation or warranty made by Purchaser in this Agreement, nor any statement or certificate furnished or to be furnished by the Purchaser to the Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.

          3.7 Transferred Assets. Purchaser has conducted an inventory and inspection of the Assets transferred by Seller hereunder and represents that it is satisfied with the adequacy and condition of the Assets for the conduct of the Business.

     SECTION 4 - COVENANTS


          4.1 Seller's Operation of Business Prior to Closing. Seller agrees that between the date of this Agreement and the Closing Date, Seller will continue to operate its business of developing and operating the Business (as related to the Assets) in the usual and ordinary course and in substantial conformity with all applicable laws, ordinances, regulations, rules, or orders, and will use its best efforts to preserve the Assets being transferred pursuant to this Agreement.

          4.2 Access and Investigation. Seller and Purchaser shall ensure that, at all times during the Pre-Closing period:

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               (a)  Each party and its representatives provide the other party and its representatives with access, during normal business hours upon reasonable notice, to its representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to such party;

               (b) Each party and its representatives provide the other party and its representatives with such copies of existing books, records, tax returns, work papers and other documents and information relating to such party as may be requested in good faith; and

          4.3 Conditions and Best Efforts. Purchaser and Seller will use their best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of Purchaser's and Seller's obligations under this Agreement, and shall do all acts and things as may be required to carry out Purchaser's and Seller's obligations and to consummate this Agreement. Specifically, the parties shall work together in good faith prior to and after the Closing (i) to obtain third party consents to the assignment of the contracts and agreements listed on Exhibit B, and (ii) to assign the intellectual property listed on Exhibit A to Purchaser.

          4.4 Public Announcements. Neither Purchaser nor Seller (or any of their respective representatives) shall issue any press release or make any public statement regarding this Agreement or the transactions contemplated thereby, without the other party's prior written consent. Each party will use reasonable efforts to consult with the other party prior to issuing any press release or making any public statement regarding this transaction; provided that any party shall be free to make any disclosure regarding this Agreement that it deems reasonably necessary in order to comply with applicable securities laws or the rules of the Nasdaq Stock Market.

          4.5 Confidential Information. If for any reason the sale of Assets is not closed, no party will disclose to third parties any confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement.

          4.6 Noncompetition Obligations. For a period of thirty six (36) months from the date of this Agreement, Seller will not, directly or indirectly, at any place in the world, (i) engage or become interested (as owner, stockholder, partner, member, creditor, consultant, employee or otherwise) in any business in competition with the Business, (ii) solicit, divert, take away, or attempt to solicit, divert or take away, any of Purchaser's customers or the business or patronage of any such customers, either for itself or on behalf of any other person, partnership, corporation or other entity, or (iii) solicit, recruit or hire any employee of Purchaser, either for itself or on behalf of any other person, partnership, corporation or other entity. The parties acknowledge that Purchaser will be conducting business throughout the world and that the worldwide geographic scope of this covenant is reasonably necessary to protect Purchaser's legitimate business interests. The parties further acknowledge that money damages alone would not adequately compensate Purchaser in the event of a breach of the foregoing restrictive covenant. Therefore, Seller does hereby agree that in addition to all of the remedies available at law or in equity, Purchaser shall be entitled to injunctive relief for the enforcement of the obligation contained in this Section 4.6.

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     SECTION 5 -CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

          The obligations of Purchaser to effect the transaction contemplated by this Agreement are subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

          5.1 Representations, Warranties, and Covenants of Seller. All representations and warranties made in this Agreement by Seller shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and, as of the Closing Date, Seller shall not have violated nor shall have failed to perform in accordance with any covenant contained in this Agreement.

          5.2 Condition of the Assets. There shall have been no material adverse change in the condition of the Assets or the Business prior to the Closing Date.

          5.3 No Suits or Actions. At the Closing Date no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

          5.4 Securities Law Compliance. All applicable requirements of the Securities Act of 1933 and any applicable state securities laws shall have been satisfied.

          5.5 Approvals. This Agreement and the consummation of the transactions contemplated by this Agreement shall have been approved by all necessary corporate action on the part of Purchaser.

          5.6 Agreements and Documents. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

               (a) a Bill of Sale and Assignment, substantially in the form of Exhibit C;

               (b) such other documents, to the extent such documents are reasonably available or should be reasonably available, as Purchaser may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Seller, (ii) evidencing the compliance by Seller with, or the performance by Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the compliance with any applicable federal or state securities law, (iv) evidencing the satisfaction of any condition set forth in this Section 5 or (v) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

     SECTION 6 - CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

          The obligations of Seller to effect the transaction contemplated by this Agreement are subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

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          6.1  Representations, Warranties, and Covenants of Purchaser.  All
representations and warranties made in this Agreement by Purchaser shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and, as of the Closing Date, Purchaser shall not have violated nor shall have failed to perform in accordance with any covenant contained in this Agreement.

          6.2 No Suits or Actions. At the Closing Date no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

          6.3 Securities Law Compliance. All applicable requirements of the Securities Act of 1933 and any applicable state securities laws shall have been satisfied.

          6.4 Approvals. This Agreement and the consummation of the transactions contemplated by this Agreement shall have been approved by all necessary corporate action on the part of Seller.

          6.5 Agreements and Documents. Seller shall have received the following agreements and documents, each of which shall be in full force and effect:

               (a) such other documents, to the extent such documents are reasonably available or should be reasonably available, as Seller may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Purchaser, (ii) evidencing the compliance by Purchaser with, or the performance by Purchaser of, any covenant or obligation set forth in this Agreement, (iii) evidencing the compliance with any applicable federal or state securities law, (iv) evidencing the satisfaction of any condition set forth in this Section 6 or (v) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

     SECTION 7 - TERMINATION

          7.1 Termination Events. This Agreement may be terminated prior to the Closing:

               (a) by Purchaser if (i) there is a material breach of any covenant or obligation of Seller or (ii) Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 5 has become impossible (other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement);

               (b) by Seller if (i) there is a material breach of any covenant or obligation of Purchaser or (ii) Seller reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Seller to comply with or perform any covenant or obligation of Seller set forth in this Agreement);

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               (c)  by Purchaser at or after the Closing Date if any condition set forth in Section 5 has not been satisfied by the Closing Date;

               (d) by Seller at or after the Closing Date if any condition set forth in Section 6 has not been satisfied by the Closing Date;

               (e) by Purchaser if the Closing has not taken place on or before February 16, 2001 (other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement);

               (f) by Seller if the Closing has not taken place on or before February 16, 2001 (other than as a result of the failure on the part of Seller to comply with or perform any covenant or obligation of Seller set forth in this Agreement);

               (g)  by the mutual consent of Purchaser and Seller.

          7.2 Termination Procedures. If any party wishes to terminate this Agreement pursuant to Section 7.1, such party shall deliver to the other party a written notice stating that they are terminating this Agreement and setting forth a brief description of the basis on which they are terminating this Agreement.

          7.3 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement shall automatically terminate; provided, however, that: (a) neither Purchaser nor Seller shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 4.5.

     SECTION 8 - INDEMNIFICATION

          8.1 Survival of Representations and Warranties. All representations and warranties made in this Agreement shall survive the Closing of this Agreement. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall promptly give written notice thereof to all other parties to this Agreement. The representations and warranties in this Agreement shall terminate two years from the Closing Date, and such representations or warranties shall thereafter be without force or effect, except (i) any claim with respect to which notice has been given to the party to be charged prior to such expiration date, and (ii) fraud claims, which shall survive for the statute of limitations applicable to claims based on such matters.

          8.2 Indemnification. Purchaser and Seller hereby agree to indemnify and hold each other, their successors, and assigns harmless from and against:

               (a) Any and all damage or deficiency (including reasonable attorneys fees) resulting from any misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of any party under this Agreement, specifically including without

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limitation, Purchaser's obligation to assume and perform the Assumed Liabilities and Seller's obligation to perform all liabilities relating to the Business other than the Assumed Liabilities.

               (b) The indemnity obligations under Section 8.2 shall be subject to the following: if any claim is asserted against Purchaser or Seller that would give rise to a claim by Purchaser or Seller against one of the other parties to this Agreement for indemnification under the provisions of this section, then Purchaser or Seller, as the case may be, shall promptly give written notice to the other party concerning such claim and the party responsible for indemnification under the provisions of this section shall, at no expense to the other party to this Agreement, defend the claim actively and diligently with counsel of its choice, reasonably satisfactory to the other party. The indemnified party shall not take any action with respect to the indemnified claim without the prior written consent of the indemnifying party. If the indemnifying party fails to respond to the written notification of the indemnified party within thirty (30) days of such notice, then the indemnified party may take such action as is reasonably necessary to protect its interests.

     SECTION 9 - MISCELLANEOUS PROVISIONS

          9.1 Purchaser's Acceptance. Purchaser represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion of the value of the Business. Purchaser has not relied on any representations made by Seller other than those specified in this Agreement. Purchaser further acknowledges that Seller has not made any agreement or promise to repair or improve any of the equipment, or other personal property being sold to Purchaser under this Agreement, and that Purchaser takes all such property in the condition existing on the date of this Agreement, except as otherwise provided in this Agreement.

          9.2 Risk of Loss. The risk of loss, damage, or destruction to any of the equipment, inventory, or other assets to be conveyed to Purchaser under this Agreement shall be borne to the time of Closing by Seller.

          9.3 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by all of the parties hereto.

          9.4 Notices. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or two days after being mailed by certified or registered mail, return receipt requested, with postage prepaid:

          If to Seller, to:        Medinex Systems, Inc.
                                   806 Clearwater Loop, Suite N
                                   Post Falls, ID  83854

          with copy to:            Mark Ellison
                                   Moffatt, Thomas, Barrett, Rock & Fields,
                                   Chtd.


Asset Purchase Agreement              11

                                   101 S. Capitol Blvd., 10th Floor
                                   Post Office Box 829
                                   Boise, ID  83701-0829

or to such other person or address as Seller furnishes to Purchaser pursuant to the above.

          If to Purchaser, to:     Votenet Solutions, Inc.
                                   666 11th Street N.W.
                                   Washington, DC  20001

          with copies to:          Howard Rich
                                   Rich Acquisitions LLC
                                   73 Spring Street, Suite 507
                                   New York, NY  10012

                                   Christopher J. Dine
                                   Bodman, Longley & Dahling LLP
                                   100 Renaissance Center
                                   34th Floor
                                   Detroit, MI  48243

or to such person or address as Purchaser furnishes to Seller pursuant to the above.

          9.5 Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

          9.6 Dispute Resolution. The parties shall attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement, or the breach, termination, or validity thereof (a "Dispute") promptly by negotiation between the parties. If a Dispute has not been resolved within 30 days by negotiation, the parties shall attempt to mediate the Dispute through a mediator or mediation service in Wilmington, Delaware, having no fewer than three (3) years of operating experience in Wilmington, Delaware. If after good faith by the parties to this Agreement a Dispute is not resolved by mediation, then the Dispute shall be settled by arbitration by a sole arbitrator in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, and governed by the United States Arbitration Act, 9 U.S.C. (S)(S) 1-16, except as otherwise provided herein. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Wilmington, Delaware. The arbitrator shall apply the law to the dispute in the same manner as a judge would were the dispute before a court of law of the state of Idaho. The arbitrator shall have the authority to award any remedy or relief that a court of the state of Delaware could order or grant, including, without limitation, specific performance of any obligation created under the Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. Notwithstanding the foregoing, the arbitrator shall not have authority to award punitive damages. The parties shall take all


Asset Purchase Agreement              12
reasonable steps necessary to conduct a hearing no later than 45 days after submission of the matter to arbitration. The arbitrator shall render his decision within 15 days after the close of the arbitration hearing. The arbitration award shall be in writing and shall specify the factual and legal bases for the award.

          9.7 Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party. All parties acknowledge that they have had sufficient opportunity to obtain advice from their own counsel in regards to the drafting and creation of this Agreement.

          9.8 Governing Law, Time, Titles, Pronouns. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware. In computing any period of time pursuant to this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require. This Agreement, including the Exhibits and Schedules attached hereto, contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. Any amendments to this Agreement must be in writing and signed by the party against whom enforcement of that amendment is sought. This Agreement shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties hereto.

          9.9 Further Action, Counterparts, Savings Clause. The parties hereto shall execute and deliver all documents, provide all information, and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement. This Agreement may be executed in several counterparts and transmitted by facsimile and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


Asset Purchase Agreement              13

          IN WITNESS WHEREOF, the undersigned have executed this Agreement the date and year set forth above.

                                             PURCHASER:

                                             Votenet Solutions, Inc.
                                             a Delaware corporation


                                             By:________________________________
                                                                 , President


                                             SELLER:

                                             Medinex Systems, Inc,
                                             a Delaware corporation


                                             By:________________________________
                                                Anthony J. Paquin, President and
                                                Chief Executive Officer



                                             SUBSIDIARIES:

                                             Net Capitol, Inc.


                                             By:________________________________
                                                Anthony J. Paquin, President and
                                                Chief Executive Officer



                                             Raintree Communications Corporation


                                             By:________________________________
                                                Anthony J. Paquin, President and
                                                Chief Executive Officer



Asset Purchase Agreement              14

                                             Public Disclosure, Inc.


                                             By:________________________________
                                                Anthony J. Paquin, President and
                                                Chief Executive Officer


                                             U.S. Congress Handbook, Inc.


                                             By:________________________________
                                                Anthony J. Paquin, President and
                                                Chief Executive Officer



Asset Purchase Agreement              15